As filed with the Securities and Exchange Commission on August 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOPHIRIS BIO INC.

(Exact name of registrant as specified in its charter)

British Columbia	98-1008712
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1258 Prospect Street La Jolla, California (Address of Principal Executive Offices)	92037 (Zip Code)

Amended and Restated 2011 Stock Option Plan

(Full titles of the plans)

Randall E. Woods

Chief Executive Officer and President

1258 Prospect Street

La Jolla, California 92037

(858) 777-1760

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barbara Borden, Esq. L. Kay Chandler, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 Tel: (858) 550-6000	Peter Slover Chief Financial Officer Sophiris Bio Inc. 1258 Prospect Street La Jolla, California 92037 Tel: (858) 777-1760

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated 2011 Stock Option Plan Common Shares, no par value per share	254,968 shares(2)	$18.38(4)	$4,686,312(4)	$639
Amended and Restated 2011 Stock Option Plan Common Shares, no par value per share	1,360,019 shares(3)	$4.49(5)	$6,106,485(5)	$833

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares (“Common Shares”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents 254,968 Common Shares reserved for issuance upon the exercise of outstanding options granted under the Amended and Restated 2011 Stock Option Plan (the “2011 Plan”).
(3)	Represents 1,360,019 shares of Common Stock reserved for issuance under the 2011 Plan. Subject to certain adjustments, the 2011 Plan provides that the number of common shares which will be available for purchase pursuant to options granted under the 2011Plan is 10% of the number of issued and outstanding Common Shares (on a non-diluted basis) on the particular grant date.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 254,968 shares of Common Shares reserved for issuance upon the exercise of outstanding stock options granted under the 2011 Plan are calculated using a weighted average exercise price for such shares of $18.38 per share based on exercise prices for such shares ranging from $35.88 Canadian dollars to $13.00 Canadian dollars per share, and converted to U.S. dollars using the exchange rate as of August 26, 2013.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on August 26, 2013, a date within five business days prior to the date of filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s prospectus filed on August 16, 2013 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 originally filed on February 15, 2013, as amended (File No. 333-186724), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Shares contained in the Registrant’s registration statement on Form 8-A filed on August 9, 2013 (File No. 001-36054) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the British Columbia Business Corporations Act, or BCBCA, the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all judgments, fines, penalties and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual in which such individual is involved by reason of the individual being or having been a director or officer of the Registrant or a related entity. The BCBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses, including legal fees, reasonably incurred in connection with such a proceeding, provided that the individual provides a written undertaking to repay the moneys if indemnification of the individual is ultimately prohibited under the BCBCA, as described below.

Indemnification is prohibited under the BCBCA if:

•

the individual did not act honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s articles require it to indemnify each current, former or alternate director and his or her heirs and legal representatives against all judgments, penalties and fines awarded or imposed in, or amounts paid in settlement of, any civil, criminal, administrative or investigative proceeding in which such individual is involved by reason of the individual being or having been a director of the Registrant. The Registrant’s articles authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director or officer of another entity. The Registrant has purchased director and officer liability insurance.

The Registrant has entered into indemnity agreements with its directors which provide, among other things, that the Registrant will indemnify each such individual to the fullest extent permitted by the BCBCA from against all judgments, penalties and fines awarded or imposed in, or amounts paid in settlement of, any proceeding that such individual is joined as a party to by reason of the individual being or having been a director or an officer of the Registrant or an eligible related entity, including a claim for contribution or indemnity or other relief by a person who is or was a director, officer or employee of the Registrant or an eligible related entity, and all expenses actually and reasonably incurred by the individual in respect of such a proceeding. The indemnity agreements provide that the Registrant shall only indemnify any such individual if he or she acted honestly and in good faith with a view to the Registrant’s best interests and, in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1(1)	Notice of Articles of the Registrant

4.2(2)	Articles of the Registrant.

4.3(3)	Form of Common Share Certificate of the Registrant.

5.1	Opinion of Fasken Martineau DuMoulin LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Fasken Martineau DuMoulin LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(4)	Amended and Restated 2011 Stock Option Plan.

99.2(5)	Form of Option Certificate

(1)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(3)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(4)	Previously filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(5)	Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 30, 2013.

SOPHIRIS BIO INC.

By:	/s/ Randall E. Woods
Randall E. Woods
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall E. Woods and Peter Slover, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall E. Woods Randall E. Woods	President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2013

/s/ Peter Slover Peter Slover	Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2013

/s/ Lars Ekman, M.D., Ph.D. Lars Ekman, M.D., Ph.D.	Executive Chairman and Director	August 30, 2013

/s/ John Geltosky, Ph.D. John Geltosky, Ph.D.	Director	August 30, 2013

/s/ Jim Heppell Jim Heppell	Director	August 30, 2013

/s/ William R. Rohn William R. Rohn	Director	August 30, 2013

/s/ Joseph L. Turner Joseph L. Turner	Director	August 30, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Notice of Articles of the Registrant

4.2(2)	Articles of the Registrant.

4.3(3)	Form of Common Share Certificate of the Registrant.

5.1	Opinion of Fasken Martineau DuMoulin LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Fasken Martineau DuMoulin LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(4)	Amended and Restated 2011 Stock Option Plan.

99.2(5)	Form of Option Certificate

(1)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(3)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(4)	Previously filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.
(5)	Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-186724), originally filed with the Commission on February 15, 2013, as amended, and incorporated herein by reference.